UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

ZAPNAPS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53837	26-1250093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 North Curry Street, Carson City, NV	89703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 321-8253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 7, 2010, ZapNaps, Inc., a Nevada corporation (the “Company”), dismissed Chang G. Park, CPA (“Park”) as its principal independent registered public accountant and engaged Goldman Parks Kurland Mohidin, LLP (“GPKM”) as its new principal independent registered public accounting firm. This decision was approved by the Board of Directors of the Company. Park audited the Company’s financial statements from October 10, 2007 (inception), through January 31, 2010.

During the Company’s two most recent fiscal years and any subsequent interim period through May 7, 2010, there have been no disagreements or reportable events with Park on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Park, would have caused them to make reference thereto in their reports on the financial statements for such year. Park’s report on the Company’s financial statements for the Company’s two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles, except that Park’s report on the financial statements of the Company as of and for the year ended January 31, 2010, contained a separate paragraph stating:

“The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the Company’s two most recent fiscal years and the subsequent interim period ended May 7, 2010, Park did not advise the Company of any of the matters identified in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

During the Company’s two most recent fiscal years and the subsequent interim period ended May 7, 2010, the Company has not consulted with GPKM regarding any matters or reportable events described in Items 304 (a)(2)(i) and (ii) of Regulation S-K.

The Registrant has provided to Park a copy of the disclosures made in this Current Report on Form 8-K and has requested that Park furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of Park’s letter dated May 7, 2010, is attached hereto as Exhibit 16.1.

Item 5.01 Changes in Control of Registrant.

Effective on May 7, 2010, our previous President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, Ms. Peggy Irene Lalor (“Seller”), entered into an agreement for the sale and purchase of securities of the Company (the “Agreement”) with Mr. David Lu (“Purchaser”). In accordance with the terms and provisions of the Agreement, Seller sold an aggregate of 10,000,000 shares of common stock of the Company, par value $.001 per share (the “Common Stock”), held of record, representing approximately 94.78% of the issued and outstanding Common Stock of the Company, to the Purchaser in a private transaction intended to be exempt from registration under the Securities Act of 1933, as amended, for an aggregate consideration of $40,000. The shares of Common Stock are restricted securities. The source of funds used by Purchaser was personal funds.

After giving effect to the Agreement, there has been a change in control of the Company. As of the date of this Current Report, there are 10,550,000 shares of Common Stock issued and outstanding. The acquisition by Purchaser of the 10,000,000 shares of Common Stock represents an equity interest of approximately 94.78% in the Company. Other than as disclosed above, there are no arrangements or understandings between Seller and Purchaser and their respective agents and associates with respect to the election of directors or other matters.

The information required by Item 5.01(a)(8) was previously reported by the Company in its Annual Report on Form 10-K for the period ended January 31, 2010, as filed with the Commission on April 1, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on May 7, 2010, the Board of Directors of the Company (the “Board”) appointed Mr. David Lu as a director of the Company and accepted the resignation of Ms. Peggy Irene Lalor as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and director of the Company. Ms. Lalor resigned in order to pursue other interests and did not indicate that her resignation was a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board appointed Mr. Lu as the President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company.

There are no arrangements, understandings or family relationships between the Company and any other director or executive officer of the Company pursuant to which Mr. Lu was elected as director, nor are there any transactions between Mr. Lu and the Company in which he has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Commission.

As a result of these changes, the Company’s Board and executive officer positions are as follows:

Name	Age	Title
David Lu	28	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and sole Director

Biography

Mr. David Lu has been an independent business consultant advising companies in the areas of financial information technology (“IT”) systems since 2008. From 2004 to 2008, Mr. Lu was a Financial Operations Analyst responsible for corporate IT demand analysis and the design of financial transaction systems at several research institutes. Mr. Lu received his bachelor’s degree in Economics from Jilin University in 2004.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
Exhibit 16.1	Letter of Chang G. Park, CPA, dated May 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPNAPS, INC.
Date:	May 7, 2010	By:	/s/ David Lu
		Name:	David Lu
		Title:	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary